Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$500,000,000

3.65% First and Refunding Mortgage Bonds,

Series 2020A, Due 2050

SUMMARY OF TERMS

Security:	3.65% First and Refunding Mortgage Bonds, Series 2020A, Due 2050 (the “Series 2020A Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$500,000,000

Expected Ratings of Securities*:	A3 / A- / BBB+ (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	January 6, 2020

Settlement Date**:	January 9, 2020 (T + 3)

Maturity:	February 1, 2050

Benchmark US Treasury:	2.25% due August 15, 2049

Benchmark US Treasury Price:	99-07+

Benchmark US Treasury Yield:	2.286%

Spread to Benchmark US Treasury:	T + 140 bps

Reoffer Yield:	3.686%

Coupon:	3.65%

Coupon Payment Dates:	February 1 and August 1

First Coupon Payment Date:	August 1, 2020

Public Offering Price:	99.347%

Optional Redemption:

Callable at any time prior to August 1, 2049, in whole or in part, at a “make whole” premium of 25 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after to August 1, 2049, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400GT4 / US842400GT44

Joint Book-running Managers:	MUFG Securities Americas Inc. (“MUFG”) PNC Capital Markets LLC (“PNC”) RBC Capital Markets, LLC (“RBC”) Wells Fargo Securities, LLC (“Wells Fargo”)

Co-managers:	Bancroft Capital, LLC Great Pacific Securities Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. Siebert Williams & Co., LLC Telsey Advisory Group LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2020A Bonds on the Trade Date will be required, by virtue of the fact that the Series 2020A Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MUFG, PNC, RBC or Wells Fargo can arrange to send you the prospectus if you request it by calling MUFG at 1-877-649-6848, PNC at 1-855-881-0697, RBC at 1-866-375-6829 or Wells Fargo at 1-800-645-3751.

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